FORM OF SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of December ___, 2012, by and between TF FINANCIAL CORPORATION, a Pennsylvania corporation (“Buyer”), ROEBLING FINANCIAL CORP, INC., a New Jersey Corporation (“Seller”) and the undersigned holder (the “Shareholder”) of shares of common stock, $0.10 par value of Seller ( the “Seller Shares”).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer Bank, Seller and Seller Bank have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Buyer (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Seller Shares, and holds stock options or other rights to acquire the number of shares of Seller Shares, indicated on Schedule 1 attached hereto;

WHEREAS, as used herein, the term “Shares” means all shares of Seller Shares held by the Shareholder on the date of this Agreement and all shares of Seller Shares that the Shareholder purchases, acquires the right to vote or acquires beneficial ownership of (as defined in Rule 13d-3 of the Exchange Act) prior to the Expiration Date (as defined in Section 2 below), whether by the exercise of any stock options or otherwise;

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

1.  Agreement to Vote Shares.  The Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 hereof), at any meeting of the shareholders of Seller, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Seller, with respect to the Merger, the Merger Agreement or any Acquisition Transaction (as such term is defined in the Merger Agreement), the Shareholder shall:

(a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)
vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any action that could reasonably be expected to facilitate the Merger;

(ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement, of Seller contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, inhibit or preclude the timely consummation of the Merger or the fulfillment of a condition under the Merger Agreement to Seller’s and Buyer’s respective obligations to consummate the Merger or change in any manner the voting rights of any class of shares of Seller (including any amendments to Seller’s articles of incorporation or bylaws); and (iii) against any Acquisition Transaction, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2.  Expiration Date.  As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) the date the Merger Agreement is terminated pursuant to Article Ten thereof, or (c) written notice by Buyer to Shareholder of the termination of this Agreement.  Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3.  Agreement to Retain Shares; No Voting Trusts.

(a)              Until the Expiration Date, the Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer, offer, exchange, pledge or otherwise dispose of or encumber (including, without limitation, by the creation of a Lien, as defined in Section 4(c) below) (each, a “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to, or consent to, any Transfer of, any Shares beneficially owned by the Shareholder or the Shareholder’s voting or economic interest therein.  Notwithstanding the foregoing, the Shareholder may make Transfers (i)  by will or by operation of law, in which case this Agreement shall bind the transferee, (ii)  in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee’s agreement in writing, in form and substance reasonably satisfactory to Buyer, to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, or (iii)  with Buyer’s prior written consent, such consent to be granted or withheld in Buyer’s sole discretion; provided that the Shareholder shall notify the Buyer in writing prior to any such Transfer in accordance with (i) – (iii) of this paragraph.

(b)              The Shareholder agrees that the Shareholder shall not, and shall not permit any entity under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Buyer.

4.  Representations and Warranties of Shareholder.  The Shareholder hereby represents and warrants to Buyer as follows:

(a)
the Shareholder has the complete and unrestricted power and the unqualified right to enter into, execute, deliver and perform its obligations under this Agreement, and no consent, approval, authorization or filing on the part of the Shareholder is required in connection therewith, and if the Shareholder is married, no consent of the Shareholder’s spouse is necessary under any “community property” or other laws in order for the Shareholder to enter into and perform its obligations under this Agreement;

(b)
this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding agreement of Buyer, is a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c)
the Shareholder beneficially owns the number of Shares indicated on Schedule 1 (the “Original Shares”), free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”);

(d)
except pursuant to this Agreement, the Shareholder has sole, and otherwise unrestricted, voting and investment power with respect to the Original Shares, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares;

(e)
the Shareholder does not beneficially own any shares of Seller Shares other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Seller Shares or any security exercisable for or convertible into shares of Seller Shares indicated on Schedule 1; and

(f)
the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a breach of or default (with or without notice or lapse of time or both) under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder or the Shareholder’s property or assets is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder.

5.  No Solicitation.  From and after the date hereof until the Expiration Date, the Shareholder, solely in his, her or its capacity as a shareholder of Seller, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Transaction, (b) participate in any discussions or negotiations regarding any Acquisition Transaction, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or any Seller Subsidiary or otherwise relating to an Acquisition Transaction, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Transaction, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Transaction (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Transaction, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Acquisition Transaction. The provisions hereof shall not apply to action taken by the Shareholder in his or her capacity as a director or officer of Seller or Seller Bank.

6.  Specific Enforcement.  The Shareholder has signed this Agreement intending to be legally bound thereby.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and the Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder, in addition to any other remedy that Buyer may have at law or in equity.  All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Shareholder hereunder may be assigned without the prior written consent of Buyer.

7.  No Waivers.  No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of Seller who has executed an agreement substantially in the form of this Agreement with respect to Seller Shares beneficially owned by such shareholder or with respect to any subsequent breach by the Shareholder or any other such shareholder of Seller.  No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Buyer shall have no authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided in this Agreement.

9.  Capacity as Shareholder.  Except for the provisions of Section 17 hereto, the Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of Seller, and not in the Shareholder’s capacity as a director, officer or employee of Seller or any of its Subsidiaries or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything herein to the contrary, nothing herein shall in any way (a) restrict a director and/or officer of Seller or Seller Bank in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement, as a director and/or officer of Seller or Seller Bank or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or (b) prevent any obligation on the part of any director and/or officer of Seller or Seller Bank or any trustee or fiduciary of any employee benefit plan or trust from taking any action or omitting to take any action in such capacity, or be construed to create any such obligation.

10.  Entire Agreement; Amendments.  This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11.  Further Assurances.  From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may request for the purpose of carrying out and furthering the purpose and intent of this Agreement.

12.  Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14.  Public Disclosure.  The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Buyer.  The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the SEC and in any press release or other disclosure document the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments and obligations pursuant to this Agreement.

15.  Governing Law; Waiver of Jury Trial.

(a)              This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws principles thereof that would cause the application of the laws of any other jurisdiction.

(b)              EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.  No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Seller has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Seller’s articles of incorporation or bylaws, the Merger pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

17.  Other Agreements.

(a)              Shareholder hereby acknowledges that he or she has been notified by the Seller and Seller Bank that the Seller and Seller Bank Directors’ Change in Control Severance Plan will be terminated prior to the Effective Time of the Merger.  The Shareholder hereby acknowledges and agrees that, as a result of such plan termination, he or she shall not have any right to receive any benefits, or claim any benefits, under such plan as a result of any service as a director of Seller or Seller Bank with respect to the Merger between Buyer and Seller or Buyer Bank and Seller Bank.

(b)              Shareholder hereby acknowledges that he or she has been notified by the Seller and Seller Bank that the Merger Agreement requires Seller and/or Seller Bank to make a filing with the Federal Reserve Board (“FRB”), OCC and/or FDIC relating to the Seller and Seller Bank Directors’ Retirement and Consultation Plan and the benefits payable under such plan being exempt from the limitations and restrictions of FDIC regulations codified at 12 CFR Part 359. The Shareholder further acknowledges that the benefits payable to such Shareholder or related beneficiaries as a result of any service as a director of Seller or Seller Bank under such Directors’ Retirement and Consultation Plan will not exceed the accrued liability of his or her individual benefit, calculated in accordance with generally accepted accounting principles, on the financial books and records of the Seller an/or Seller Bank, with the amount thereof as of September 30, 2012 being set forth on Schedule 6.3(i) to the Merger Agreement (and provided that the amount payable shall included additional accruals made in the ordinary course and in accordance with GAAP through the Effective Time), and that payment thereof is subject to receipt by Seller and/or Seller Bank of non-objection from the FRB, OCC and/or FDIC

(c)              Notwithstanding anything herein to the contrary, the provisions of this Section 17 shall survive the expiration of the Agreement as a result of the consummation of the Merger of Seller and Buyer or between Seller Bank and Buyer Bank.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the day and year first written above.

SHAREHOLDER

Name:

TF FINANCIAL CORPORATION

By:
Name:
Title:

ROEBLING FINANCIAL CORP, INC.

By:
Name:
Title: